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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-41627 on Form S-3 and in Registration Statement Nos. 333-102882, 333-104768, 333-70450, 333-70452, and 333-123558 on Form S-8 of our reports dated February 27, 2008, relating to the consolidated financial statements and financial statement schedule of IDEX Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting for share based payments as a result of adopting Statement of Financial Accounting Standards No. 123(R), "Share Based Payment" and a change in accounting for pension and other postretirement benefits as a result of adopting Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans") and the effectiveness of IDEX Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 27, 2008